Exhibit 99.4

EXECUTION VERSION

RSMC PARTNERS, LLC

(a Delaware Limited Liability Company)

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of January 20, 2016

THE LIMITED LIABILITY COMPANY INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE, COMMONWEALTH OR FOREIGN JURISDICTION. SUCH LIMITED LIABILITY COMPANY INTERESTS ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, AND SHALL NOT BE TRANSFERRED OR RESOLD EXCEPT IN COMPLIANCE WITH THE SECURITIES ACT AND THE APPLICABLE STATE, COMMONWEALTH OR FOREIGN SECURITIES LAWS, PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. IN ADDITION, TRANSFER OR OTHER DISPOSITION OF SUCH LIMITED LIABILITY COMPANY INTERESTS IS FURTHER RESTRICTED AS PROVIDED IN THIS AGREEMENT. PURCHASERS OF THE LIMITED LIABILITY COMPANY INTERESTS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

LIMITED LIABILITY COMPANY AGREEMENT

OF

RSMC PARTNERS, LLC

This LIMITED LIABILITY COMPANY AGREEMENT of RSMC PARTNERS, LLC (this “Agreement”), dated and effective as of January 20, 2016 (the “Effective Date”), is made by and between Ryan Schulke (the “Managing Member”) and Matthew Conlin (together with the Managing Member, the “Members” and each individually, a “Member”).

WHEREAS, the Company was formed on the date hereof under the Delaware Act (as defined below) pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware;

WHEREAS, the Managing Member has made a capital contribution to the Company in the form of 40,000 shares of Series B Non-Voting Convertible Preferred Stock of IDI, Inc. (the “Contributed Shares”);

WHEREAS, pursuant to the Certificate of Designation, Preferences and Rights of the Series B Non-Voting Convertible Preferred Stock of IDI, Inc. dated December 9, 2015, the Contributed Shares will be convertible into 2,000,000 shares of Common Stock (as defined below) (the “Conversion Shares”);

WHEREAS, the Contributed Shares and the underlying Conversion Shares are subject to that certain Stockholders’ Agreement dated December 9, 2015, by and between IDI, Inc. and the stockholders party thereto, as amended from time to time;

WHEREAS, upon execution of this Agreement, each Member shall hold that number and class of Units (as defined below) set forth opposite his name on the Schedule of Members attached hereto as Exhibit A; and

WHEREAS, this Agreement shall constitute a limited liability company agreement within the meaning of Section 18-101(7) of the Delaware Act (as defined below).

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings ascribed to them below.

“Agreement” shall have the meaning set forth in the Preamble.

“Affiliate” means, with respect to any particular Person (a) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise, (b) in addition to, and without limiting the scope of, clause (a), if such Person is a partnership, any general partner thereof, (c) in addition to, and without limiting the scope of, clause (a), if such Person is a limited liability company, any manager or managing member thereof and (d) in addition to, and without limiting the scope of, clause (a), if such Person is an entity, any manager, director, officer or employee of such Person.

“Capital Account” has the meaning set forth in Section 3.3.

“Capital Contributions” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money), net of liabilities secured by such property that the Company is considered to assume or take subject to, that any Member contributes (or is deemed to contribute) to the Company pursuant to Section 3.2

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means common stock of IDI, Inc., par value $0.0005 per share.

“Company” shall have the meaning set forth in the Preamble.

“Class A Member” means a holder of Class A Units.

“Class A Amount” means, with respect to each Class A Unit, $4.26.

“Class A Unit” means a Unit having the rights and obligations specified with respect to Class A Units in this Agreement.

“Class B Member” means a holder of Class B Units.

“Class B Unit” means a Unit having the rights and obligations specified with respect to Class B Units in this Agreement.

“Contributed Shares” shall have the meaning set forth in the Preamble.

“Conversion Shares” shall have the meaning set forth in the Preamble.

“Delaware Act” shall have the meaning set forth in Section 2.1.

“Distribution” means any distribution made by the Company to a Member in respect of such Member’s Units, including Tax Distributions, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any Units, (b) any recapitalization, exchange or conversion of Units, (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, or (d) any reimbursements of expenses or costs to or on behalf of any Member by or on behalf of the Company.

“Group” shall have the meaning set forth in Section 5.1.

“Fair Market Value” means, with respect to all non-cash (or non-cash equivalent) assets, the fair value for such assets as would be determined between a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation as determined by the Managing Member in his good faith discretion, taking into account all relevant factors determinative of value; provided, that, with respect to any publicly-traded security (including, without limitation, the Common Stock) on any particular date of valuation, “Fair Market Value” shall mean the arithmetic average of the closing prices of such security’s sales on the principal national securities exchange or automated quotation system on which it may at the time be listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange or automated quotation system, the average of the last reported bid and asked prices on such date of valuation in the over-the-counter market as furnished by the Financial Industry Regulatory Authority, Inc., in each such case averaged over a period of five (5) trading days consisting of the business day immediately prior to the day as of which valuation is being determined and the four (4) consecutive business days immediately preceding such business day.

“Fiscal Year” has the meaning set forth in Section 8.2.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for purposes of maintaining the Members’ Capital Accounts (as adjusted in accordance with Treasury Regulation Section 1.704-1(b) or other applicable provisions of the Treasury Regulations).

“Joinder Agreement” has the meaning set forth in Section 5.1.

“Losses” means the Company’s net losses as determined by the Managing Member for purposes of maintaining the Members’ Capital Account pursuant to Section 3.5.

“Member” shall have the meaning set forth in the Preamble.

“Permitted Transfer” has the meaning set forth in Section 5.1.

“Permitted Transferee” means any Person to whom a Permitted Transfer is made.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Profits” means the Company’s net income as determined by the Managing Member for purposes of maintaining the Members’ Capital Accounts pursuant to Section 3.3.

“Schedule of Members” means the ownership schedule of Members attached hereto as Exhibit A.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“Taxable Year” means the tax year of the Company determined under Section 6.1.

“TEFRA Election” has the meaning set forth in Section 6.3(b).

“Treasury Regulations” means the income tax regulations promulgated under the Code and effective as of the date hereof.

“Unit” means a unit of a Member or a Permitted Transferee in the Company representing a fractional part of interests in Profits, Losses and Distributions of the Company held by all Members and Permitted Transferees and shall include Class A Units and Class B Units and any other units created in accordance with the terms and conditions of this Agreement; provided, that any class, series or group of Units issued shall have relative rights, powers and duties set forth in this Agreement.

“Unpaid Class A Basis Amount” means, with respect to any Class A Unit, as of any date of determination, an amount equal to the Class A Amount minus the aggregate amount of all Distributions made in respect of such Class A Unit under Section 4.1(a)(i) prior to such date.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1    Formation. The Company was formed as a limited liability company upon the execution and filing with the Secretary of State of the State of Delaware of the certificate of formation of the Company on January 20, 2016, pursuant to and in accordance with the provisions of the Delaware Limited Liability Company Act, 6 Del. L. § 18-101, et seq. (the “Delaware Act”).

2.2    Name. The name of the Company shall be RSMC PARTNERS, LLC, or such other name as the Managing Member may from time to time hereafter designate.

2.3    Principal Office. The principal office of the Company, and such additional offices as the Member may determine to establish, shall be located at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

2.4    Registered Office. The registered office of the Company in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The registered agent of the Company for service of process at such address is Corporation Service Company.

2.5    Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and engaging in any and all activities necessary or incidental to the foregoing.

2.6    Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution thereof in accordance with the provisions of Article XI.

2.7    Management. Subject to the delegation of rights and powers provided for herein, the Managing Member shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company, and is authorized to execute any document on behalf of the Company in all cases consistent with this Agreement as in effect from time to time. Notwithstanding the foregoing, in no event shall the Company, or the Managing Member acting on behalf of the Company, sell or otherwise transfer any Contributed Shares or Conversion Shares without prior unanimous consent of the Members.

2.8    Officers. The Managing Member may from time to time appoint such officers of the Company, to hold such positions and with such powers, as the Managing Member from time to time shall deem necessary or desirable, and to remove such officers or any of them at any time with or without cause.

2.9    Voting by Written Consent. On any matter that is to be voted on, consented to or approved by the Members, the Members may take such action without a meeting, without prior notice and without a vote, if a consent, in writing, setting forth the action so taken, shall be signed by the Members. Such consent shall be filed with the minutes of the proceedings of the Members.

ARTICLE III

UNITS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1    Units. Each Member’s interest in the Company shall be represented by the Units owned by such Member. No Units issued hereunder shall be certificated unless otherwise determined by the Managing Member. The Company may issue fractional Units. So long as any Units are owned by or on behalf of the Company, such Units will not be considered outstanding for any purpose. Capital Contributions; Schedule of Members. The Managing Member has made a Capital Contribution to the Company consisting of the Contributed Shares. No Member shall be required to make any additional Capital Contributions to the Company, except as otherwise required by a subsequent agreement entered into between the Company and such Member. Each Class A Member listed on the Schedule of Members has received that number of Class A Units specified thereon and each Class B Member listed on the Schedule of Members has received that number of Class B Units specified thereon. As of the date hereof, no other Units are issued or outstanding. Any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members as amended and in effect from time to time in accordance with this Agreement. Capital Accounts. A separate capital account (each a “Capital Account”) for each Member shall be established on the books and records of the Company in compliance with Section 704(b) of the Code and the Treasury Regulations. This Section 3.3 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2, and shall be interpreted and applied in a manner consistent with such Treasury Regulation.

3.4    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

3.5    No Withdrawal. Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1    Distributions.

(a)    Subject to the provisions of this Article IV, the Managing Member shall have the authority to determine the timing and the aggregate amount of any Distributions to the Members.

(b)    To the extent the Company is to make a Distribution, the Company shall make all Distributions with respect to the Units as follows (with each determination made as of the time of the Distribution):

(i)    First, to each Class A Unit, pro rata, until the Unpaid Class A Basis Amount with respect to such Class A Unit is reduced to zero;

(ii)    Thereafter, to each Class B Unit, pro rata.

4.2    Other Distribution Rules.

(a)    Distributions In Kind. The Company may make Distributions in property other than United States dollars. For all purposes of maintaining Capital Accounts, (a) any property (other than United States dollars) distributed in kind to one or more Members shall be deemed sold for cash (denominated in United States dollars) equal to its Fair Market Value (net of any relevant liabilities secured by such property) and (b) subject to Sections 4.1 and 4.2 any unrealized Profit or Loss inherent in such property shall be treated as recognized gain or loss for purposes of determining Profits and Losses of the Company for the Taxable Year (or other relevant period) of the Distribution.

(b)    Withholding Taxes. If the Company is required by law to pay any Tax that is specifically attributable to any Member (or direct or indirect shareholder, member, or other owner of such Member), including withholding Taxes and state unincorporated business Taxes, then such Member shall indemnify and reimburse the Company for such Tax (and any related interest and penalties). The Company may offset Distributions (including Tax Distributions) and other amounts which any Member is otherwise entitled to receive under this Agreement against a Member’s indemnification obligations under this Section 4.2(b) and, to the extent offset, such amount shall for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of Profits and Losses) be treated as distributed or otherwise paid to such Member. A Member’s obligation to pay or indemnify for a Tax (and related interest and penalties) shall survive the Member selling or otherwise disposing of his interest in the Company and the termination, dissolution, liquidation, or winding up of the Company. Any indemnity or payment pursuant to this Section 4.2(b) shall not be treated as a Capital Contribution but shall, to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account.

(c)    Section 6225 Taxes. If the Company is required to pay any tax imposed under Section 6225 of the Code (or any similar provision of state or local law), each Member (and former Member) shall be required to pay and reimburse the Company for such Member’s (or former Member’s) share of such tax. A Member’s (and former Member’s) share of such tax shall be determined by the Managing Member. The Company may offset Distributions and other amounts which any Member is otherwise entitled to receive under this Agreement against a Member’s indemnification obligations under this Section 4.2(c) and, to the extent offset, such amount shall for all purposes of this Agreement (other than as necessary to properly maintain Capital Accounts or to properly determine the allocations of Profits and Losses) be treated as distributed or otherwise paid to such Member. Any indemnity or payment pursuant to this Section 4.2(c) shall not be a Capital Contribution but shall to the extent necessary to properly maintain Capital Accounts, increase a Member’s Capital Account. The obligations of a Member under this Section 4.2(c) shall survive the Member’s sale or other disposition of its interests in the Company and shall survive the termination, dissolution, liquidation, or winding up of the Company. All references to Section 6225 of the Code in this Section 4.2(c) shall be deemed to include all changes to Section 6225 of the Code made by the Bipartisan Budget Act of 2015.

(d)    Limitations on Distributions. Notwithstanding any other provision of Section 4.1 or this Section 4.2, no Distribution shall be made if: (i) it would violate any law, rule, regulation, order or directive of any governmental authority then applicable to the Company; or (ii) following the Distribution, the Company would not have sufficient cash to operate in the ordinary course of business or such Distribution otherwise would jeopardize its ability to satisfy any obligation or liability of the Company.

(e)    No Limitation On Other Provisions. Nothing in Section 4.1 or this Section 4.2 shall preclude the Company from: (i) making “guaranteed payments” to the Members that provide services to the Company in exchange for such services in the ordinary course of business consistent with past practices; (ii) redeeming any Unit; (iii) reimbursing a Member for expenses incurred on behalf of the Company or otherwise indemnifying a Member as provided for in this Agreement; or (iv) otherwise making a payment to any Member that does not constitute a Distribution.

4.3    Allocations of Profits and Losses. Except as otherwise provided in this Section 4.3 or Section 4.4, Profits and Losses for any Taxable Year (or other relevant period) shall be allocated among the Members in such a manner as to reduce or eliminate, to the extent possible, any difference, as of the end of such Taxable Year (or other relevant period), between (a) the sum of (i) the Capital Account of each Member, (ii) such Member’s share of “partnership minimum gain” (as determined pursuant to Treasury Regulation Section 1.704-2(d)); and (iii) such Member’s share of “partner minimum gain” (as determined pursuant to Treasury Regulation Section 1.704-2(i)); and (b) the respective net amounts, positive or negative, which would be distributed to such Member, or for which the Member would be liable, if the Company were to (i) liquidate the assets of the Company for an amount equal to their Gross Asset Value

(which Gross Asset Value, for the avoidance of doubt, shall not be adjusted to reflect the hypothetical liquidation) and (ii) distribute any available proceeds of liquidation pursuant to Section 7.2.

4.4    Special Allocations. Any allocation of Profits and Losses (or items thereof) for purposes of maintaining Capital Accounts will, however, be subject to any adjustment required to comply with Treasury Regulation Sections 1.704-1 and 1.704-2, including the following:

(a)    Items of Profit or Loss that constitute “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)) shall be allocated in the manner provided under Treasury Regulation Section 1.704-2(i).

(b)    Items of Profit or Loss that constitute “nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(b)), shall be allocated to the Members pro rata, in accordance with their Class B Units.

(c)    Items of Profit or Loss shall be allocated as necessary to comply with (i) the “partnership minimum gain” provisions of Treasury Regulation Section 1.704-2(f); (ii) the “partner minimum gain” provisions of Treasury Regulation Section 1.704-2(i); and (iii) the “qualified income offset” and “stop loss” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

4.5    Other Allocation Rules for Profits and Losses for Capital Accounts.

(a)    In the event Members are admitted to the Company pursuant to this Agreement on different dates, the Company items of income, gain, loss, deduction and credit allocated to the Members for each Taxable Year during which Members are so admitted shall be allocated among the Members in proportion to their respective interests during such Taxable Year using any reasonable convention permitted by Section 706 of the Code and selected by the Managing Member (or his designee).

(b)    In the event a Member transfers his Units during a Taxable Year, the allocation of Company items of income, gain, loss, deduction and credit allocated to such Member and its Permitted Transferee for such Taxable Year shall be made between such Member and his Permitted Transferee in accordance with Section 706 of the Code using any reasonable convention permitted by Section 706 of the Code and selected by the Managing Member (or his designee).

(c)    If, and to the extent that, any Member is deemed to recognize any item of income, gain, deduction, or loss as a result of any transaction between the Member and the Company pursuant to Section 83, 482 or 7872 of the Code, or a similar provision now or hereafter in effect, the Company shall use reasonable efforts to allocate the corresponding item of Profit or Loss to the Member who recognizes such item in order to reflect the Member’s economic interest in the Company.

4.6    Tax Allocations; Code Section 704(c) Allocations.

(a)    Except as otherwise provided in this Section 4.6, all items of Company income, gain, loss and deduction for income tax purposes shall be allocated among the Members in the same manner as they share correlative items of Profit and Loss for the relevant Taxable Year (or other period).

(b)    In accordance with Code Section 704(c) and the Treasury Regulations, items of income, gain, loss and deduction with respect to any property of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted tax basis of such property and its Gross Asset Value.

(c)    Unless otherwise provided in this Section 4.6, any elections or other decisions relating to allocations for income tax purposes, including selecting any allocation method under Treasury Regulation Section 1.704-3, shall be made by the Managing Member (or his designee).

(d)    Allocations pursuant to this Section 4.6 are solely for income tax purposes and shall not affect or in any way be taken into account in computing any Member’s Capital Account.

4.7    Allocation of Liabilities. The liabilities of the Company shall be allocated to the Members in any manner permitted under Code Section 752 and Treasury Regulations promulgated thereunder and as selected by the Managing Member (or his designee).

4.8    Compliance with Tax Laws. The allocation rules set forth in Section 4.3 through Section 4.7 are intended to comply with the Code and Treasury Regulations and to ensure that all allocations under this Article IV are respected for United States federal income tax purposes and shall be interpreted consistently with such intent. If for any reason the Managing Member determines that any provision of Section 4.3 through Section 4.7 do not comply with the Code or Treasury Regulations or that the allocations under this Article IV may not be respected for income tax purposes or reflect the economic sharing arrangement of the Members, the Managing Member, subject to the next sentence, may take all reasonable actions, including amending this Article IV or adjusting a Member’s Capital Account or how Capital Accounts are maintained, to ensure compliance with the Code and Treasury Regulations and that the allocations provided for in this Article IV shall be respected for income tax purposes and reflect the economic sharing arrangement of the Members. Nothing in this Section 4.8 shall permit any changes to the provisions of Sections 3.4, 4.1, 4.2 or 7.2.

ARTICLE V

TRANSFERS

5.1    Permitted Transfers.

(a)    No Transfer of any Units by any Member shall become effective unless and until: (i) the transferee (unless already subject to this Agreement) executes and delivers to the Company a joinder to this Agreement, substantially in the form attached hereto as Exhibit B (a “Joinder Agreement”), whereupon such Person will agree to be treated in the same manner as the transferring Member and will be bound by, and entitled to the benefits of and subject to the obligations of, the provisions of this Agreement; and (ii) such transfer is either to: (A) the spouse, domestic partner, parent, sibling or lineal descendants of such Member, (B) a trusts for the benefit of such Member or any of the foregoing, (C) a Person principally owned by and/or organized or operating for the benefit of any of the foregoing, or (D) an Affiliate of such Member (such Persons, collectively with respect to a Member, such Member’s “Group”). A transfer consummated in accordance with the requirements set forth in this Section 5.1 is referred to herein as a “Permitted Transfer”.

(b)    If any Person acquires Units pursuant to a Permitted Transfer by virtue of such Person’s qualification as a member of a transferor’s “ Group,” and such Person shall, at any time, cease to be either a member of such transferor’s Group, then such Person shall transfer such Person’s Units to a Person that does qualify at the time of such required transfer as a member of the original transferor’s Group.

(c)    Notwithstanding anything to the contrary contained herein, no Member, or such Member’s Permitted Transferees , shall be permitted to transfer all or any part of its Units to any Person other than pursuant to a Permitted Transfer unless consented to by the Managing Member.

ARTICLE VI

TAX MATTERS

6.1    Tax Year. Unless otherwise determined by the Managing Member or required by Code, the Taxable Year of the Company shall be its Fiscal Year.

6.2    Filing of Tax Returns.

(a)    The Company shall be responsible for timely filing all tax returns of the Company. Within a reasonable period of time after the end of each Taxable Year, the Company shall furnish to each Member his IRS Form K-1 for such Taxable Year and any similar forms required for state or local tax purposes.

(b)    Each Member shall furnish to the Company all pertinent information in his possession relating to the Member or the Company’s operations that is reasonably necessary to enable the Company’s tax returns to be prepared and filed.

(c)    Each Member shall provide any forms (including an IRS Form W-9 or applicable IRS Form W-8) reasonably requested by the Company to allow the Company to determine the amount, if any, that is required to be withheld with respect to such Member under applicable Tax laws or to allow the Company to reduce any withholding Taxes or amounts payable by the Company.

6.3    Tax Elections.

(a)    Except as otherwise provided by this Agreement, all elections and decisions required or permitted to be made by the Company under any applicable Tax law shall be made by the Managing Member (or his designee).

For all Taxable Years for which the provisions of the Bipartisan Budget Act of 2015 do not apply, the Managing Member (or his designee) shall determine whether to make an election under Code Section 6231(a)(1)(B)(ii) to cause Code Section 6231(a)(1)(B)(i) not to apply (the “TEFRA Election”). If the TEFRA Election is made, then for any applicable Taxable Year, the Managing Member is hereby designated as the “tax matters partner” for the Company within the meaning of Code Section 6231(a)(7). For all years the Bipartisan Budget Act of 2015 applies, the Managing Member shall act as the “representative” of the Company and shall make all elections and decisions with respect to Section 6225 of the Code (as enacted by the Bipartisan Budget Act of 2015). All Members (and former Members) shall cooperate with the Company and the Managing Member and shall take all actions requested to effect or preserve any election or other decision to avoid (or reduce) any Taxes imposed on the Company under Section 6225 of the Code (as enacted by the Bipartisan Budget Act of 2015) or any other similar provision of state or local law. The Company shall reimburse the Managing Member for all of its reasonable out-of-pocket expenses in acting in its capacity as “tax matters partner” or “representative”.

(b)    No Member (including the Managing Member), agent or employee of the Company is authorized to, or may, file Internal Revenue Service Form 8832 (or such alternative or successor form) to elect to have the Company be classified as a corporation for income tax purposes, in accordance with Treasury Regulation Section 301.7701-3.

(c)    By executing this Agreement, the Members and the Company agree that the Managing Member shall take such actions (including amending this Agreement) as may be required by any authority with respect to the taxation of “profits interests” to conform to the tax consequences under Revenue Procedure 93-27 and Revenue Procedure 2001-43; provided, that the Managing Member cannot take any action pursuant to this Section 6.3(d) if it would result in any Member receiving an after-tax return that is less than such Member would have received had such amendments not been made and the profits interest been taxed in accordance with Revenue Procedure 93-27 and Revenue Procedure 2001-43.

(d)    The provisions of this Section 6.3 shall survive each Member’s sale or disposition of his interest in the Company and shall survive the termination, dissolution, liquidation and winding up of the Company.

6.4    Tax Partnership. Each Member acknowledges that this Agreement creates a partnership for federal and state income tax purposes, and hereby agrees not to elect under Code Section 761 or applicable state law to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute applicable to the Company.

ARTICLE VII

DISSOLUTION AND LIQUIDATION

7.1    Dissolution. The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following:

(a)    at any time upon a unanimous determination by the Members;

(b)    disposition by the Company of all of the Conversion Shares; or

(c)    the entry of a decree of judicial dissolution of the Company under the Delaware Act.

Except as otherwise set forth in this Article VII, the Company is intended to have perpetual existence.

7.2    Liquidation.

(a)    On the dissolution of the Company, the Managing Member shall act as liquidator or (in his discretion) may appoint one or more representatives, Members or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Managing Member. The steps to be accomplished by the liquidators are as follows:

(b)    the liquidators shall pay, satisfy or discharge from Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(c)    the liquidators shall promptly distribute the Company’s remaining assets to the holders of Units in accordance with Section 4.1.

(d)    Any non-cash (or non-cash equivalent) assets will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article IV. In making such distributions, the liquidators shall allocate each type of remaining assets (i.e., cash or cash equivalents, non-cash assets, etc.) among the Members ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.

(e)    The distribution of cash and/or property to a Member in accordance with the provisions of this Section 7.2 constitutes a complete return to such Member of his Capital Contributions and a complete distribution to such Member of his interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, he has no claim against any other Member for those funds.

7.3    Cancellation of Certificate. On completion of the distribution of Company assets as provided herein, the Company shall be terminated (and the Company shall not be terminated prior to such time), and the Managing Member (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 7.3.

7.4    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 7.2 in order to minimize any losses otherwise attendant upon such winding up.

7.5    Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE VIII

MISCELLANEOUS

8.1    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be maintained pursuant to applicable laws. All matters concerning (i) the determination of the relative amount of allocations and Distributions among the Members pursuant to Article IV and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the Managing Member.

8.2    Fiscal Year. The fiscal year (the “Fiscal Year”) of the Company shall constitute the twelve (12) month period ending on December 31 of each calendar year, or such other annual accounting period as may be established by the Managing Member that is permitted under the Code and the Treasury Regulations.

8.3    Additional Members. One or more additional members of the Company may only be admitted to the Company with the prior consent of each of the Members.

8.4    Limitation of Liability. Except as otherwise provided by the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated for any such debt, obligation or liability of the Company.

8.5    Indemnification. The Company shall, to the fullest extent authorized by the Delaware Act, indemnify and hold harmless the Managing Member from and against any and all claims and demands arising by reason of the fact that such Person is, or was, the Managing Member.

8.6    Title to Company Assets. Assets of the Company shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such assets of the Company or any portion thereof. Legal title to any or all assets of the Company may be held in the name of the Company. All assets of the Company shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets of the Company is held.

8.7    Amendments. Except as otherwise provided in this Agreement or the Delaware Act, this Agreement may be amended only by the written consent of each of the Members.

8.8    Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not; provided, however, that this Agreement shall inure to the benefit of successors and assigns only in the event of Permitted Transfers in compliance with Article V.

8.9    Governing Law; Jurisdiction.

(a)    The law of the State of Delaware, without regard to its conflicts of law principles, shall govern the validity of this Agreement, the construction and interpretation of its terms, the organization and internal affairs of the Company and the limited liability of any member(s) and other owners.

(b)    Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought only in the Court of Chancery of the State of Delaware, and each of the Member, the Company and all subsequent members consent to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceeding and waive any objection to venue laid therein.

8.10    Severability. If any provision of this Agreement shall be determined to be illegal or unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

8.11    Entire Agreement. This Agreement and the other writings referred to herein contain the entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings with respect thereto.

IN WITNESS WHEREOF, the undersigned Members have duly executed this Agreement as of the date first written above.

/s/ Ryan Schulke RYAN SCHULKE, as a Member and as the Managing Member

/s/ Matthew Conlin MATTHEW CONLIN, as a Member

[Signature Page to LLC Agreement of RSMC Partners LLC]

Exhibit A

Schedule of Members

Name of Member	Number of Class A Units	Number of Class B Units
Ryan Schulke	2,000,000	500
Matthew Conlin	0	500

EXHIBIT B

RSMC PARTNERS, LLC

LIMITED LIABILITY COMPANY AGREEMENT JOINDER

By execution of this Joinder, the undersigned agrees to become a party to that certain Limited Liability Company Agreement dated as of January 20, 2016, by and among RSMC Partners, LLC and each of the Members which are parties thereto (as the same may be amended, restated or otherwise modified from time-to-time). The undersigned shall have all the rights, and shall observe all the obligations, applicable to a [Class A Member][Class B Member] thereunder.

Signature:

Name:

Address for	with copies
Notices:	to: